Exhibit 10.01

SUPPLY AND LICENSE AGREEMENT

This Agreement is made effective as of January 10, 2007 by and between Colloral LLC, a Delaware limited liability company (“Colloral”), and Futurebiotics, LLC, a New York limited liability company (“Futurebiotics, LLC”).

1. DEFINITIONS

1.1. Annual Minimum Purchase means the number of units of Product identified for a particular year on Schedule A, as adjusted pursuant to the terms of this Agreement.

1.2. Confidential Information means business and technical information, trade secrets and other similar information including, without limitation, the terms of this Agreement, communicated to one party by the other party in any manner in connection with this Agreement, whether before or during the term of this Agreement.

1.3. Effective Date means the date of this Agreement.

1.4. Improvements means any findings, discoveries, inventions, additions, patents, know-how, modifications, formulations or changes that relate to or are incorporated into the Product made during the term of this Agreement.

1.5. Intellectual Property means any invention, idea, concept, discovery, design, development, technique, methodology, innovation, process, formula, data, know-how, trade secret or intellectual property right, writing, documentation, data, computer software and hardware and related documentation whatsoever or any interest therein, whether or not patentable or registrable or subject to analogous protection relating to or incorporated in the Product, , including, without limitation, any Improvements, whether made by Colloral, its licensors, Futurebiotics, LLC or any of such parties working together.

1.6. Losses means liabilities; claims, whether asserted by a third party or by a party to this Agreement; losses; damages; judgments; awards; costs and expenses, including, without limitation, reasonable attorneys’ fees.

1.7. Product means Colloral’s proprietary dietary supplement for the relief of joint pain that Colloral currently markets under the names COLLORAL® and THE COLLAGEN SOLUTIONTM, in its current form or any form later developed.

1.8. Territory means the United States and any other markets later agreed upon by the parties.

2. LICENSE

2.1. Grant. Subject to the terms and conditions of this Agreement, Colloral hereby grants to Futurebiotics, LLC a non-transferable and non-assignable license to market, offer for sale and sell the Product, in the Territory, solely (a) to retail outlets, which include, without limitation, drug, grocery and mass merchandise stores and (b) through long form radio and direct response TV marketing channels. Futurebiotics, LLC hereby covenants that it will use its best efforts to market the Product throughout the Territory.

2.2. Limited Exclusivity. The license granted to Futurebiotics, LLC hereunder will be exclusive until June 30, 2008. Futurebiotics, LLC shall have the option to extend the exclusivity through [***********] if:

(a) on or before [***********], it has placed the Product on-shelf nationally with at least one of the following retailers:

[***********];

[***********];

[***********];

[***********]; or

[***********]

and

(b) it pays Colloral an option exercise payment in the amount of $[***********] on or before [***********], which payment will be credited against Futurebiotics, LLC’s purchases of Product during the second half of [***********].

If Futurebiotics, LLC exercises its option to extend exclusivity, the Annual Minimum Purchase for [***********] shall increase to [***********] units, and the Annual Minimum Purchase for years thereafter shall be redefined by mutual agreement. Futurebiotics, LLC may exercise its option providing notice of exercise to Colloral on or before [***********].

2.3. No Sublicenses. Futurebiotics, LLC may not sublicense its rights under this Agreement without Colloral’s prior written consent.

2.4. Retention of Rights. Colloral retains all rights not expressly granted to Futurebiotics, LLC hereunder, including, without limitation, the right to sell the Product (a) directly to consumers, including, without limitation, through websites, direct mail/catalogs and multi-level marketing and (b) through any channels outside of the Territory. Colloral may license third parties to exercise its retained rights.

3. TRADEMARKS

3.1. Futurebiotics, LLC. Futurebiotics, LLC may not market, offer for sale or sell the Product under the trademarks, COLLORAL or THE COLLAGEN SOLUTION, or as a generic version of such products. Futurebiotics, LLC shall develop, and identify the Product by, its own trademark.

3.2. Brand Protection. Neither party may identify the Product as marketed under its trademarks as being the same as the Product as marketed under the other party’s trademark, nor may it make comparisons between the Product as marketed under its trademarks as being the same as the Product as marketed under the other party’s trademark. Colloral covenants that it will use commercially reasonable efforts to prevent any other person to whom it licenses the right to market and sell the Product from identifying the Product as being the same as the Product marketed by Futurebiotics, LLC and from making comparisons between the Product as marketed by the licensee and the Product as marketed by Futurebiotics, LLC. In no event, however, shall Colloral be required to restrict or prevent another licensee from identifying the origin of the Product.

4. SUPPLY

4.1. Basic Arrangement. Colloral shall manufacture, package, label, pack for shipment and tender to carriers, and Futurebiotics, LLC shall purchase from Colloral, the Product in bulk, packaged in bottles or other appropriate packaging containing either [****],[****] or [****] drops, pursuant to purchase orders submitted by Futurebiotics, LLC to Colloral from time to time.

4.2. Responsibilities. Colloral shall be responsible for purchasing or providing all raw materials and packaging, labor, utilities and equipment necessary to manufacture the Product and for packing the Product for shipment. Futurebiotics, LLC shall be responsible for supplying the labels. If Colloral does not have sufficient labels for a particular order, it may delay shipment of the entire order until Futurebiotics, LLC provides the necessary labels.

4.3. Three-Month Rolling Forecast; Scheduling;. Futurebiotics, LLC shall provide to Colloral a non-binding rolling three-month forecast of anticipated orders prior to the beginning of each calendar month. Colloral shall use commercially reasonable efforts to ensure that it can ship each order placed by Futurebiotics, LLC under this Agreement within six weeks of the date it receives the order.

4.4. Shipment. All sales of Product under this Agreement shall be by refrigerated truck, F.O.B. St. George, Utah. Title to and risk of loss of Product shall be transferred to Futurebiotics, LLC by Colloral upon tender by Colloral to Futurebiotics, LLC’s designated carrier. In the event that Colloral desires to tender the Product to carriers at a location other than St. George, Utah, Colloral shall notify Futurebiotics, LLC at least 30 days prior to effecting such change, and Futurebiotics, LLC shall have the right to object to the change. If Futurebiotics, LLC does not object to the new location within such 30-day period or if it affirmatively indicates its approval, Product shall be shipped F.O.B. the new location.

4.5. Certificates of Analysis. Each shipment of Product will be certified by the manufacturer for compliance with Product specifications including potency and purity of finished product. The form of certificate is attached hereto as Schedule B.

4.6. Technical Resource. Colloral shall respond promptly to any reasonable, technical questions posed by Futurebiotics, LLC on behalf of its customer and its customers’ customers, provided, however, than in no event shall Colloral be required to disclose any Confidential Information.

4.7. Exclusivity. Futurebiotics, LLC may not purchase the Product from any person or entity other than Colloral.

4.8. Annual Review. Futurebiotics, LLC shall schedule a meeting between the parties during the last three months of each year of the Term to review sales of the Product to date, forecasts for the coming year and Futurebiotics, LLC’s sales and marketing activities.

4.9. Price and Payment Terms. Futurebiotics, LLC shall pay to Colloral the prices described on Schedule C in U.S. dollars. Futurebiotics, LLC shall be responsible for all sales and use taxes and for all other taxes and charges applicable to the sale of Product to or by Futurebiotics, LLC, other than taxes on Colloral’s income. Colloral shall issue invoices for Products shipped to Futurebiotics, LLC on or promptly following the date the Products are tendered to the carrier. Futurebiotics, LLC shall pay Colloral for its first order of Product within 90 days of the date Futurebiotics, LLC receives the Product subject to the order and shall pay Colloral for all other orders within 30 days from the date of shipment of the particular order. If an invoice is not paid within the applicable period, the overdue amount shall bear interest from the date that it was due at the rate of [*****]% per annum or, if lower, the highest rate permitted by law.

4.10. Annual Minimum Purchase. Futurebiotics, LLC hereby covenants that, in each year of the term of this Agreement, it will purchase and pay for at least the Annual Minimum Purchase for the particular year.

5. TERM; TERMINATION

5.1. Term. The term of this Agreement shall commence as of the Effective Date and shall remain in effect for five years, unless otherwise terminated as set forth below. Futurebiotics, LLC shall have the option to renew this Agreement for a five-year term if it has achieved the milestones set forth on Schedule D. Futurebiotics, LLC may exercise its option to renew by providing notice of exercise to Colloral at least 60 days prior to the fifth anniversary of the Effective Date.

5.2. Termination. Colloral may terminate this Agreement by giving notice to Futurebiotics, LLC under any of the following circumstances:

(a) If Futurebiotics, LLC fails to perform or comply in any material respect with any of its obligations under this Agreement (except pursuant to a force majeure event set forth in Section 12.2), and such failure is not remedied within 30 days after receipt of notice of such failure;

(b) If Futurebiotics, LLC (i) is unable to pay, or admits in writing its inability to pay, its debts as they mature; (ii) make a general assignment for the benefit of creditors; (iii) applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (iv) files a petition or becomes the subject of an involuntary petition in bankruptcy or for reorganization or for an arrangement pursuant to a bankruptcy act or insolvency which petition is not dismissed within 90 days from such filing; or (v) is adjudicated as bankrupt or insolvent;

(c) If, on or before the first anniversary of the Effective Date, Futurebiotics, LLC has not sold Product to retailers in at least 26 states in the Territory; or

(d) If the Food and Drug Administration makes a final determination that the Product does not meet the statutory definition of a dietary supplement.

5.3. Rights Upon Termination. Any termination of this Agreement shall be without prejudice to all other rights and remedies available to the parties under this Agreement or at law or in equity.

6. PRODUCT LIABILITY

6.1. Futurebiotics, LLC. Futurebiotics, LLC shall be solely responsible (a) to its customers and end users who purchase Product through its customers for any and all claims related to the Product, (b) for ensuring that the labels and advertising for the Product conform to USA Dietary Supplement Use and Education Act regulations and (c) for all liabilities and expenses resulting from or related to Product returns, placements, guaranteed sale and recalls based on inappropriate claims.

6.2. Colloral.

(a) Colloral shall be responsible to Futurebiotics, LLC for Losses incurred by Futurebiotics, LLC that, directly or indirectly, arise out of, result from or are in any way connected with harm caused by the Product as a result of its being unsafe or unstable, including, without limitation, due to undisclosed side effects or drug interactions, whether known or unknown, unless such harm results from any intentional or inadvertent adulteration of the Product after tender to the carrier for shipment, including, without limitation, as a result of inadequate or inappropriate shipping and/or storage

(b) All Product shipped to Futurebiotics, LLC shall be non-returnable. If Futurebiotics, LLC believes that any Product does not conform to Colloral’s standard quality requirements, Futurebiotics, LLC shall notify Colloral of such nonconformance and, upon Colloral’s request, provide written details and deliver a sample of such nonconforming Product to Colloral. Colloral shall promptly notify Futurebiotics, LLC as to whether Colloral agrees that such Product is nonconforming. If Colloral confirms that such Product is nonconforming, Colloral’s sole liability, and Futurebiotics, LLC’s sole and exclusive remedy, is the replacement of nonconforming Product with conforming Product.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COLLORAL DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7. CONFIDENTIALITY

7.1. Obligation. Each party, during the term of this Agreement and at all times thereafter, shall maintain in strict confidence and safeguard the other party’s Confidential Information. The recipient party may use the disclosing party’s Confidential Information only for the purposes of performing its obligations, and exercising its rights under, and facilitating the purposes of, this Agreement. The recipient party may not disclose the other party’s Confidential Information to any third party without the prior written consent of the disclosing party and shall prevent unauthorized use or reproduction of the disclosing party’s Confidential Information. In furtherance thereof, the recipient party shall limit access to such Confidential Information to employees, agents or affiliates who require access in order for the recipient party to perform its obligations, and exercise its rights under this Agreement and who are bound to hold such Confidential Information in confidence pursuant to the terms of this Agreement.

7.2. Exceptions. For purposes of this Section 7, Confidential Information does not include information that: (i) was or becomes generally available to the public, other than as a result of disclosure by the recipient party in violation of this Agreement; (ii) becomes available to the recipient party from a source other than the disclosing party; as long as such source is not itself bound by a confidentiality or non-disclosure agreement with the disclosing party or otherwise prohibited from disclosing such Confidential Information by a legal, contractual or fiduciary obligation; (iii) was rightfully in the recipient party’s possession prior to receipt from the disclosing party; (iv) is independently developed by the recipient party without the use of the disclosing party’s Confidential Information.

7.3. Governmental Disclosure. In the event that a recipient party is obligated to disclose the other party’s Confidential Information under applicable law or by order of a court or other governmental authority of competent jurisdiction, including, without limitation, in or in connection with any filing under state or Federal securities laws, such disclosure shall not be deemed to be a violation of this Agreement. As promptly as practicable following the recipient party’s becoming aware of its obligation to disclose and, in any event, prior to such disclosure, the recipient party shall provide the disclosing party with notice of the disclosure obligation and a copy, if applicable and possible, of the Confidential Information that the recipient party is obligated to disclose.

7.4. Equitable Relief. The parties agree that money damages would not be a sufficient remedy for any breach of this Section 7 and that the disclosing party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 7, but shall be in addition to all other remedies available at law or equity to the disclosing party.

7.5. Prior Agreements. The provisions of this Section 7 supersede any other confidentiality agreements between the parties with respect to the subject matter hereof and such confidentiality agreements are hereby terminated, except with respect to the parties’ obligations of confidentiality to one another from the date of those agreements to the date of this Agreement.

8. INTELLECTUAL PROPERTY

8.1. Ownership. Colloral and its licensors retain and shall have all right title and Interest in and to the Intellectual Property.

8.2. Assignment. If at any time or times during the term of this Agreement, including any renewal terms or extensions, Futurebiotics, LLC makes, conceives, creates, discovers, invents or reduces to practice any Improvements, Futurebiotics, LLC shall promptly disclose the Improvements to Colloral. Futurebiotics, LLC hereby assigns any and all rights it may have or may acquire in such Improvements to

Colloral without further compensation, and in furtherance thereof, shall, during the term of this Agreement and at any time thereafter, at the request and cost of Colloral, promptly sign, execute, make and do all such deeds, documents, acts and things as Colloral may reasonably request to apply for, obtain, register, evidence and vest in the name of Colloral or its assignee all rights, title and interest in and to the Improvements.

8.3. Effect of Colloral Breach. In the event that Colloral materially breaches this Agreement (except pursuant to a force majeure event set forth in Section 12.2), and such breach is not cured within 30 days after receipt of notice of such breach, Colloral shall assign all right, title and interest in and to any improvements to the Product made by Futurebiotics, LLC to Futurebiotics, LLC.

8.4. Infringement. In the event that either of Colloral or Futurebiotics, LLC becomes aware of any actual, threatened or suspected infringement by a third party of the Intellectual Property, it shall promptly notify the other party. Colloral shall have the first right to address, at its own expense, the alleged infringement. If, within 90 days of the date of learning of any actual, threatened or suspected infringement, Colloral has not notified Futurebiotics, LLC of its intent to address the alleged infringement or if within six months after such notice, Colloral has not taken steps to address such infringement, then Futurebiotics, LLC shall have the right to address the infringement at its own expense. The party addressing the infringement shall have full control over the infringement claim and any settlement thereof. In any event, Colloral and Futurebiotics, LLC shall assist one another in addressing infringement of Intellectual Property. Any monetary proceeds from any such actions shall belong to the party that addressed the infringement.

9. DATA SHARING. Futurebiotics, LLC shall provide Colloral with copies of all relevant technical reports and other compilations of data or information relating to the Product and any Improvements, including, without limitation, reports or compilations of laboratory tests, clinical tests, stability test and consumer market research, promptly following their creation by Futurebiotics, LLC or Futurebiotics, LLC’s receipt thereof from third parties. Colloral shall own its copies of such reports and compilations.

10. INDEMNIFICATION

10.1. Colloral’s Indemnification. Colloral shall indemnify, defend and hold harmless Futurebiotics, LLC and its affiliates, interest holders, subsidiaries, managers and employees from and against any and all Losses, directly or indirectly, arising out of, resulting from or in any way connected with (i) any material breach by Colloral of the terms of this Agreement; (ii) any non-compliance with laws, ordinances, rules or regulations applicable to Colloral’s obligations under this Agreement, (iii) harm caused by the Product as a result of its being unsafe or unstable, including, without limitation, due to undisclosed side effects or drug interactions, whether known or unknown, unless such harm results from any intentional or inadvertent adulteration of the Product after tender to the carrier for shipment, including, without limitation, as a result of inadequate or inappropriate shipping and/or storage, and (iv) any claim that the manufacture, use or sale of the Product infringes upon or violates any patent, trademark, copyright, trade secret or other proprietary rights of any third party, so long as such alleged infringement is not based on an Improvement developed by Futurebiotics, LLC.

10.2. Futurebiotics, LLC’s Indemnification. Futurebiotics, LLC shall indemnify, defend and hold harmless Colloral and its affiliates, shareholders, subsidiaries, directors, officers and employees and, with respect to matters covered by subclause (iv) below, Business Development Resources, Inc. and JASRA, Inc., from and against any and all Losses directly or indirectly arising out of, resulting from or in any way connected with (i) any material breach by Futurebiotics, LLC of the terms of this Agreement; (ii) any non-compliance with laws, ordinances, rules or regulations applicable to Futurebiotics, LLC’s obligations under this Agreement; (iii) any governmental, regulatory or other proceedings to the extent any such proceedings result from Futurebiotics, LLC’s acts or omissions in transporting, marketing, distributing and selling the Products; (iv) any failure of the Product labels supplied by Futurebiotics, LLC or Futurebiotics, LLC’s advertising of the Product to meet USA Dietary Supplement Use and Education Act regulations, (v) any adulteration of the Product after tender to the carrier for shipment, including, without limitation, as a result of inadequate or inappropriate shipping and/or storage, and (vi) any claim that any Improvement developed by Futurebiotics, LLC violates any patent, trademark, copyright, trade secret or other proprietary rights of any third party.

10.3. Indemnification Procedures. The indemnitor shall promptly assume full and complete responsibility for the investigation, defense, compromise and settlement of any claim, suit or action arising out of or relating to the indemnified matters following written notice thereof from the indemnitee, which notice shall be given by the indemnitee within ten days of the indemnitee’s knowledge of such claim, suit or action. Failure to provide such timely notice shall not eliminate the indemnitor’s indemnification obligations to the indemnitee unless, and only to the extent to which, such failure has substantially prejudiced the indemnitor. Notwithstanding the foregoing, the indemnitee shall have the right, in its sole discretion and at indemnitee’s expense, to participate in or to defend or prosecute, through its own counsel, any claim, suit or action for which it is entitled to indemnification by indemnitor; provided, however, that if the indemnitee is advised in writing by its legal counsel that there is a conflict between the positions of the indemnitor and the indemnitee in conducting the defense of such action or that there are legal defenses available to the indemnitee different from or in addition to those available to the indemnitor, then counsel for the indemnitee, at the indemnitor’s expense, shall be entitled to conduct the defense only to the extent necessary to protect the interests of the indemnitee. The indemnitor shall not enter into any compromise or settlement without a complete and general release of all claims against indemnitee for which indemnitee is entitled to indemnification hereunder. If the indemnitor does not assume the defense of such claim, suit or action, the indemnitor shall reimburse the indemnitee for the reasonable fees and expenses of any counsel retained by the indemnitee, and shall be bound by the results obtained by the indemnitee; provided, however, that no such claim, suit or action shall be settled without the indemnitor’s prior written consent, which consent shall not be unreasonably withheld. The absence of a complete and general release of all claims against indemnitor shall be reasonable grounds for indemnitor to refuse to provide written consent to a compromise or settlement.

11. INSURANCE. Each party shall keep in force throughout the term of this Agreement and for 18 months following the termination of this Agreement adequate commercial general liability insurance written on a claims-made basis, including products liability and contractual liability coverages as respects this Agreement, with coverage of at least US$[***********] per occurrence. Attached as Schedule E are copies of certificates of insurance certifying such coverages, naming the other party as an additional insured and requiring at least 30 days prior written notice to the additional insured of any cancellation or material change thereof. Each party shall also maintain such other insurance as is required by applicable federal and state laws.

12. MISCELLANEOUS PROVISIONS

12.1. Independent Contractors. The parties are independent contractors and not agents, employees, partners, joint venture partners, subsidiaries or affiliates of one another. No party shall incur any debts or make any commitments on behalf of the other, except to and only to the extent, if at all, specifically provided in this Agreement.

12.2. Force Majeure. Except as otherwise provided herein, neither party shall be liable to the other for any Losses or failure to perform resulting from any act of God, fire, flood, explosion or other natural disaster, actions or impositions by Federal, state or local authorities, strike, labor dispute, vandalism, riot, commotion, act of public enemies, blockage or embargo or any other cause beyond the reasonable control of such party. Upon the occurrence of any such event that results in, or will result in, a delay or failure to perform, the party whose performance is delayed or prevented shall be relieved from fulfilling its obligations under this Agreement during the period of such force majeure event and shall promptly provide written notice to the other party of such occurrence. The party whose performance is affected shall use reasonable business efforts to minimize disruptions in its performance and shall resume full performance of its obligations under this Agreement as soon as possible.

12.3. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and mailed (by certified mail, return receipt requested, postage prepaid) or delivered (by hand or next business day courier service) addressed as follows:

If to Futurebiotics, LLC:

Futurebiotics, LLC

350 S, 40W, #102

Lindon, UT 84042

Attention: Steve Welling

Chief Operating Officer

And

Futurebiotics, LLC

70 Commerce Drive

Hauppauge, NY 11778

Attention: Steve Welling

Chief Operating Officer

If to Colloral:

Colloral LLC

1199 Madia Street

Pasadena, CA 91103

Attention: Robert C. Bishop, Ph.D.

Manager

And

Colloral LLC

1414 East 3850 South

St. George, UT 84790

Attention: Scott A. Gubler

Manager

or to such other address as a party may substitute by providing notice to the other. All such notices and communications, if mailed, shall be effective upon the earlier of (a) actual receipt by the addressee, (b) the date shown on the return receipt of such mailing, or (c) three (3) days after deposit in the mail. Notices delivered by hand shall be effective upon delivery, and notices sent by next business day courier service, shall be effective one business day after deposit with such courier service.

12.4. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors in interest and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.

12.5. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

12.6. Survival. Sections 4.8, 5.3, 6, 7, 8, 10, 11, and 12, and any party’s obligation to pay the other amounts that have accrued but remain unpaid shall survive any termination or expiration of this Agreement.

12.7. Entire Agreement and Conflict. This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreement, whether written or oral, between the parties relating to the subject matter of this Agreement. Further, in the event of any conflict, the terms and conditions of this Agreement shall prevail over the terms and conditions of any purchase order or other shipping, delivery, receiving, billing or other document used directly or indirectly by either party in performing this Agreement.

12.8. Amendment and Waiver. This Agreement may not be amended or modified in any respect, except by writing made and executed by both parties to this Agreement. No provisions of this Agreement shall be waived by any act, omission or knowledge of a party except by an instrument in writing expressly waiving such provisions and executed by the party against whom such waiver is claimed. No waiver of any default under or breach of this Agreement shall operate as a waiver of any other or subsequent default or breach.

12.9. Construction. This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

12.10. Headings. The headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah, without regard to conflict of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly authorized and executed as of the date first above written.

FUTUREBIOTICS, LLC

By:	/s/ Steve Welling
Its:	Chief Operating Officer

COLLORAL LLC

By:	/s/ Robert C. Bishop
Robert C. Bishop, Ph.D. Manager

By:	/s/ Scott A. Gubler
Scott A. Gubler Manager

SCHEDULE A

ANNUAL MINIMUM PURCHASES

Year [1]	Number of Units

1	[********]

2	[********] (unless adjusted pursuant to Section 2.2)

3	[********] (unless adjusted pursuant to Section 2.2)

4	[********] (unless adjusted pursuant to Section 2.2)

5	[********] (unless adjusted pursuant to Section 2.2)

[1]	Years are calculated based on the Effective Date of this Agreement.

SCHEDULE B

FORM OF COMPLIANCE CERTIFICATE

Deseret Laboratories, Inc.

1414 E. 3850 S.

St George, Utah 84790

CODE #: AI-201B

CERTIFICATE OF ANALYSIS

Product Name: Vital 3 Joint Solutions

Lot#:

* Analysis Required For Each Lot		L Letter of Compliance
** Based on Raw Material
*** Based on Input

ANALYTICAL REQUIREMENTS	LIMITS	METHODS	ASSAY Appearance
	[**************]	DLI DP 700.053	*
Volume	[**************]	USP	*
pH	[**************]	DLI DP 700.048	*
Collagen II Assay	[**************]	HPLC	*

MICROBIAL REQUIREMENTS	LIMITS	METHODS	ASSAY
Aerobic Plate Count	[**************]	DLI DP 730.013	*
Total Yeast & Mold Count	[**************]	DLI DP 730.022	*
E. coli	[**************]	DLI DP 730.027	*
Salmonella	[**************]	DLI DP 730.023	*
Staphylococcus aureus	[**************]	DLI DP 730.025	*

EXP DATE:

Written by:

Assay verification approved by:                                                                                       Date:

SCHEDULE C

APPLICABLE PRICING

PRODUCT	PRICE PER UNIT THROUGH AND INCLUDING [**************]
Bottle or other container containing [*****] drops	$[******]
Bottle or other container containing [*****] drops	$[******]
Bottle or other container containing [*****] drops	$[******]

After [************], Colloral may adjust the applicable price as necessary to attain the same gross margin per unit as it has based upon the above-referenced prices and its cost per unit on the Effective Date. Colloral shall provide Futurebiotics, LLC with at lease 30 days prior notice of any such change in the price per unit.

SCHEDULE D

PERFORMANCE CRITERIA FOR EXTENSIONS

Futurebiotics, LLC shall have the option to renew this Agreement for a five-year term if it has achieved each of the following milestones:

1)	[*******************].

2)	[*******************].

3)	Futurebiotics, LLC shall be current with all payments due under this agreement.

Schedule E

CERTIFICATES OF INSURANCE